Exhibit 5.2

First Mining Gold Corp.

Suite 2070 – 1188 West Georgia Street

Vancouver, B.C. V6E 4A2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of certain technical information for which I am responsible for and found in the report entitled “Springpole Gold Project NI 43-101 Technical Report and Pre-Feasibility Study, Ontario, Canada” dated December 19, 2025 with an effective date of December 1, 2025 (the “Report”), and (ii) the inclusion and incorporation by reference of information I am responsible for and derived from such Report, in First Mining Gold Corp.’s Registration Statement on Form F-10.

Sincerely,

/s/ Tommaso Robert Raponi
Tommaso Robert Raponi, P.Eng.

Dated the 23rd day of February, 2026.